                                                                    Exhibit 99.1

(AMKOR TECHNOLOGY LOGO)                                             News Release


                    AMKOR REPORTS FIRST QUARTER 2004 RESULTS

CHANDLER, AZ. - April 27, 2004 -- Amkor Technology, Inc. (Nasdaq: AMKR) reported first quarter sales of $465 million, up 1% sequentially and up 36% over the first quarter of 2003. Amkor's first quarter net income was $12 million, or $0.07 per share, compared with $15 million, or $0.09 per share, in the first quarter of 2003.

Amkor's first quarter 2004 net income includes a pre-tax charge of $2.7 million, in connection with the prepayment of Amkor's term loan under its senior secured credit facility. In the first quarter 2003 Amkor's net income included a loss from continuing operations of $40 million, or ($0.24) per share, which was offset by income of $55 million, or $0.33 per share, in connection with its divested wafer fabrication services business.

"While first quarter revenue came in slightly below our forecasted range, we nonetheless were pleased to achieve sequential revenue growth, in contrast to what is normally a seasonally down first quarter," said James Kim, Amkor's chairman and chief executive officer. "The increase in Q1 revenue and continued growth in our customers' long range forecasts suggest that we are in the midst of a broad-based industry recovery, and we remain confident of exceeding $2 billion revenue in 2004. This recovery, combined with what we believe is an acceleration in the outsourcing of semiconductor assembly and test, presents compelling opportunities for Amkor to strengthen our operational capabilities and expand our customer penetration."

"Due to relative weakness in our cell phone products and production constraints at foundries, first quarter demand for some advanced package products did not materialize as forecast," said Bruce Freyman, Amkor's president and chief operating officer. "During the first quarter we increased capacity in several package products which were on allocation for much of 2003 in order to get ahead of demand, and we are now in a more favorable position to support expected growth of these package products through 2004. We also experienced strong growth in our legacy package products during the quarter, which further suggests that integrated device manufacturers (IDMs) have generally not invested in additional assembly capacity."

"First quarter gross margin of 24% was down 1% sequentially due principally to higher material costs," said Ken Joyce, Amkor's chief financial officer. "We anticipate that second quarter gross margin will remain at 24%, despite higher sales volume, due to higher depreciation and labor costs as we continue to expand production space, add equipment and increase factory workforce in advance of what we expect will be a strong second half. These costs include expenses associated with equipping lines and qualifying new business in our newly acquired facility in Taiwan. We currently expect gross margin to improve in the second half of 2004."

"First quarter SG&A expenses included $5 million in legal costs in connection with the epoxy mold compound litigation. As previously disclosed, this litigation relates to a certain mold compound used in the assembly of various IC packages which is claimed to have caused a number of package failures on the part of our customers. We expect the current level of legal costs will continue through 2004. We believe we have very good defenses to these claims and have asserted our own claims against the supplier of the compound," said Joyce.

"First quarter capital expenditures totaled $171 million, including $41 million associated with our previously announced purchase of a 354,000 square foot assembly and test facility in Taiwan. We continue to invest in key package and test areas where we see long-term growth and are currently budgeting second quarter capital expenditures of $125 - 150 million," said Joyce.

"In March we enhanced the company's liquidity by issuing $250 million in 7 1/8% senior notes due 2011 and using the net proceeds to repay amounts outstanding under our senior secured credit facility and for general corporate purposes," said Joyce. "This provides us with the additional financial flexibility to pursue our growth initiatives."

"In April we sold 10.1 million shares of common stock of Anam Semiconductor, Inc. for cash proceeds of approximately $50 million," said Joyce. "This transaction will result in an after-tax gain of approximately $20 million, or $0.11 per share, which will be included in our second quarter results. The incremental cash will be used to fund ongoing capital investments. Following this sale, our investment in ASI has been reduced to 4.6 million shares, or approximately 4% of the company."

Selected operating data for the first quarter of 2004 is included on a separate page of this release.

BUSINESS OUTLOOK

Our customer forecasts continue to rise for both advanced and legacy package products, however, it is possible that some customers will experience capacity constraints at their wafer foundries. On the basis of current forecasts, we have the following expectations for the second quarter of 2004:

-     Sequential revenue increase in the range of 5% to 8%.

-     Gross margin around 24%.

- Net income in the range of 17 to 22 cents per diluted share, which includes an after-tax gain of $20 million, or $0.11 per share, from the sale of 10.1 million shares of ASI common stock.

The tax rate for the second quarter and full year 2004 is expected to be around 11%. At March 31, 2004 our company had U.S. net operating losses totaling $418 million expiring between 2021 and 2024. Additionally, at March 31, 2004 we had $45 million of non-U.S. net operating losses available for carryforward, expiring between 2004 and 2012.

Amkor will conduct a conference call on April 27, 2004 at 10:30 a.m. eastern time to discuss the results of the first quarter in more detail. The call can be accessed by dialing 303-205-0044 or by visiting the investor relations page of our web site: www.amkor.com or CCBN's website, www.companyboardroom.com. An archive of the webcast can be accessed through the same links and


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
will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 574793#.

Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding anticipated growth opportunities, expansion of the semiconductor industry, revenue and revenue growth, capacity expansion, capital expenditures, gross margin, legal costs, net income, tax rates, use of proceeds and the statements contained under Business Outlook. These forward-looking statements are subject to a number of risks and uncertainties that could affect future operating results and cause actual results and events to differ materially from historical and expected results, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; deterioration of the U.S. or other economies; worldwide economic effects of terrorist attacks; military conflict in the Middle East and potential military conflict in Asia, Africa and elsewhere; competitive pricing and declines in average selling prices; timing and volume of orders relative to the production capacity; incurrence of significant additional costs and expense necessary for the increase in our capacity; availability of manufacturing capacity and fluctuations in manufacturing yields; availability of financing; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers; changes in tax laws; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; and environmental regulations.

Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-K for the year ended December 31, 2003.

Contact:
      Jeffrey Luth
      VP Corporate Communications
      480-821-5000 ext. 5130
      jluth@amkor.com


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
SELECTED OPERATING DATA FOR THE FIRST QUARTER OF 2004

                                                    1ST QUARTER

-     Capital expenditures:                        $171 million

-     Depreciation and amortization:                $52 million

-     Free cash flow *                             ($47 million)

      * Reconciliation of free cash flow to the most directly comparable GAAP measure:


 Net cash provided by continuing operating activities            $124 million
 Less purchases of property, plant and equipment                ($171 million)
                                                                --------------
 Free cash flow from continuing operations                       ($47 million)
                                                                ==============


      We define free cash flow from continuing operations as net cash provided by continuing operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles, and our definition of free cash flow may not be comparable to similar companies.

- End market distribution (an approximation based on a sampling of programs with our largest customers)

         Communications         37%
         Computing              24%
         Consumer               30%
         Other                   9%

- Capacity utilization, calculated as quarterly revenue divided by revenue generating capacity (RGC) at quarter-end, was approximately 71%. We define RGC as 100% utilization of installed capacity (based on the limiting equipment set on each production line), using quarterly average selling price.

- Assembly average selling price (calculated on a per pin basis) declined approximately 3% from Q4 2003.

- Assembly unit shipments were 1.8 billion, up 9% from Q4 2003. - Percentage of assembly revenue:

         Advanced packages      79%

         Traditional packages   21%

-     Test revenue as a proportion of total revenue was approximately 9%.



                               (tables to follow)



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
                             AMKOR TECHNOLOGY, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                                      FOR THE THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                       ------------------------
                                                                          2004           2003
                                                                       ---------      ---------
                                                                             (UNAUDITED)
Net revenues                                                           $ 464,646      $ 343,131
Cost of revenues                                                         352,798        296,562
                                                                       ---------      ---------
Gross profit                                                             111,848         46,569
                                                                       ---------      ---------
Operating expenses: (1)
   Selling, general and administrative                                    52,178         41,423
   Research and development                                                8,977          7,609
   Loss on disposal of fixed assets, net                                       8             69
   Amortization of acquired intangibles                                    1,328          2,030
                                                                       ---------      ---------
      Total operating expenses                                            62,491         51,131
                                                                       ---------      ---------
Operating income (loss)                                                   49,357         (4,562)
                                                                       ---------      ---------
Other (income) expense:
   Interest expense, net                                                  33,290         35,862
   Foreign currency loss (gain)                                               75           (925)
   Other (income) expense, net                                              (931)         1,229
   Debt retirement costs (2)                                               2,720             --
                                                                       ---------      ---------
      Total other expense                                                 35,154         36,166
                                                                       ---------      ---------
Income (loss) before income taxes, equity investment loss,
   minority interest and discontinued operations                          14,203        (40,728)
Equity investment loss                                                        --         (3,628)
Minority interest                                                           (358)           149
                                                                       ---------      ---------
Income (loss) from continuing operations before income taxes              13,845        (44,207)
                                                                       ---------      ---------
Provision for income taxes (benefit)                                       1,604         (4,177)
                                                                       ---------      ---------
Income (loss) from continuing operations                                  12,241        (40,030)
                                                                       ---------      ---------
Discontinued operations:
   Income from wafer fabrication services business,
     net of tax of $419 in 2003                                               --          3,047
   Gain on sale of wafer fabrication services
     business, net of tax of $7,081 in 2003                                   --         51,519
                                                                       ---------      ---------
Net income                                                             $  12,241      $  14,536
                                                                       =========      =========

Per Share Data:
   Basic and diluted income (loss) per common share
     from continuing operations                                        $    0.07      $   (0.24)
   Basic and diluted income per common share from
     discontinued operations                                                  --           0.33
                                                                       ---------      ---------
   Basic and diluted income per common share                           $    0.07      $    0.09
                                                                       =========      =========
   Shares used in computing basic income (loss) per common share         174,622        165,156
                                                                       =========      =========
   Shares used in computing diluted income (loss) per common share       180,202        165,156
                                                                       =========      =========

(1) Certain previously reported amounts have been reclassified to conform with the current presentation

(2) Debt retirement costs include the following:
      Call premium                                                     $   1,687      $      --
      Unamortized deferred debt acquisition costs                          1,033             --
                                                                       ---------      ---------
                                                                       $   2,720      $      --
                                                                       =========      =========

                             AMKOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                             MARCH 31,      DECEMBER 31,
                                                               2004            2003
                                                           -----------      -----------
                                                                     (UNAUDITED)
                                 Assets
Current assets:
   Cash and cash equivalents                               $   345,496      $   313,259
   Accounts receivable:
      Trade, net of allowance of $5,298 in 2004 and
        $6,514 in 2003                                         284,825          310,096
      Other                                                      5,636            4,413
   Inventories                                                 112,406           92,439
   Other current assets                                         38,445           49,606
                                                           -----------      -----------
         Total current assets                                  786,808          769,813
                                                           -----------      -----------
Property, plant and equipment, net                           1,131,503        1,007,648
                                                           -----------      -----------
Investments                                                     55,860           51,181
                                                           -----------      -----------
Other assets:
   Goodwill                                                    626,596          629,850
   Acquired intangibles                                         39,877           37,730
   Other                                                        74,357           67,601
   Assets of discontinued operations                                --               96
                                                           -----------      -----------
                                                               740,830          735,277
                                                           -----------      -----------
         Total assets                                      $ 2,715,001      $ 2,563,919
                                                           ===========      ===========

                  Liabilities and Stockholders' Equity
Current liabilities:
   Bank overdraft                                          $       535      $     2,690
   Short-term borrowings and current portion of
     long-term debt                                             22,488           28,665
   Trade accounts payable                                      280,401          230,396
   Accrued expenses                                            165,479          170,145
                                                           -----------      -----------
         Total current liabilities                             468,903          431,896
Long-term debt                                               1,734,407        1,650,707
Other noncurrent liabilities                                    87,296           78,974
                                                           -----------      -----------
         Total liabilities                                   2,290,606        2,161,577
                                                           -----------      -----------

Minority interest                                                1,564            1,338

Stockholders' equity:
   Common stock                                                    175              175
   Additional paid-in capital                                1,319,010        1,317,164
   Accumulated deficit                                        (919,295)        (931,536)
   Accumulated other comprehensive gains                        22,941           15,201
                                                           -----------      -----------
         Total stockholders' equity                            422,831          401,004
                                                           -----------      -----------
         Total liabilities and stockholders' equity        $ 2,715,001      $ 2,563,919
                                                           ===========      ===========



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
                             AMKOR TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                             FOR THE THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              ------------------------
                                                                 2004           2003
                                                              ---------      ---------
                                                                     (UNAUDITED)
Cash flows from continuing operating activities:

   Income (loss) from continuing operations                   $  12,241      $ (40,030)
   Depreciation and amortization                                 52,397         57,793
   Equity investment loss                                            --          3,628
   Other adjustments to reconcile income (loss) to net
     cash provided by operating activities                        5,262          4,186
   Changes in assets and liabilities excluding effects
     of acquisition                                              54,329          3,887
                                                              ---------      ---------
      Net cash provided by operating activities                 124,229         29,464
                                                              ---------      ---------

Cash flows from continuing investing activities:

   Purchases of property, plant and equipment                  (170,838)       (16,571)
   Other investing activities                                     6,454         13,278
                                                              ---------      ---------
      Net cash used in investing activities                    (164,384)        (3,293)
                                                              ---------      ---------

Cash flows from continuing financing activities
   Net proceeds from issuance of long-term debt                 249,007             --
   Payments of long-term debt                                  (171,551)        (5,899)
   Other financing activity                                      (5,704)        (1,968)
                                                              ---------      ---------
      Net cash provided by (used in) financing activities        71,752         (7,867)
                                                              ---------      ---------

Effect of exchange rate fluctuations on cash and
   cash equivalents related to continuing operations                544           (207)
                                                              ---------      ---------

Cash flows provided by discontinued operations                       96         22,139
                                                              ---------      ---------

Net increase in cash and cash equivalents                        32,237         40,236
Cash and cash equivalents, beginning of period                  313,259        311,249
                                                              ---------      ---------
Cash and cash equivalents, end of period                      $ 345,496      $ 351,485
                                                              =========      =========

Supplemental disclosures of cash flow information:
  Cash paid during the period for:

   Interest                                                   $  27,519      $  31,390
   Income taxes                                               $  11,781      $   4,028





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